Exhibit (a)(5)(K)

PRESS RELEASE

PARAMOUNT AMENDS ITS SUPERIOR $30 PER SHARE ALL-CASH OFFER FOR WARNER BROS. DISCOVERY

Los Angeles and New York, December 22, 2025 – Paramount Skydance Corporation (NASDAQ: PSKY) (“Paramount”) today has amended its $30 per share all-cash offer for Warner Bros. Discovery, Inc. (NASDAQ: WBD) (“WBD”), to address WBD’s stated concerns regarding Paramount’s superior offer. Paramount continues to offer to purchase, for $30 per share in cash, 100% of the outstanding shares of WBD, and therefore will assume all assets and liabilities of WBD.

On December 17th, in its Schedule 14D-9 filing and through television appearances by WBD principals and advisors, WBD asserted that the full equity backstop from the Ellison family trust—which was included in Paramount’s December 4th proposal to WBD and the December 8th tender offer to WBD shareholders—was inadequate, despite the trust holding a majority of the assets of Larry Ellison, the founder of Oracle and controlling shareholder of Paramount. WBD went on to assert that the only fix would be a personal guarantee from Mr. Ellison. None of these concerns nor the demand for a personal guarantee were raised by WBD or its advisors to Paramount in the 12-week period leading up to WBD agreeing to the inferior transaction with Netflix, Inc. (NASDAQ: NFLX).

Nonetheless, Paramount has elected to address WBD’s current stated concerns, and has amended its offer to WBD shareholders as follows:

•	Irrevocable Personal Guarantee: Larry Ellison has agreed to provide an irrevocable personal guarantee of $40.4 billion of the equity financing for the offer and any damages claims against Paramount.

•	Revocable Trust: Mr. Ellison has agreed not to revoke the Ellison family trust (which has been operating for nearly 40 years as a counterparty to numerous transactions) or adversely transfer its assets during the pendency of the transaction.

•	Trust Assets: Paramount is publishing records confirming that the Ellison family trust owns approximately 1.16 billion shares of Oracle common stock and that all material liabilities of the Ellison family trust are publicly disclosed.

•	Transaction Terms: In an effort to address WBD’s amorphous need for “flexibility” in interim operations, Paramount’s revised proposed merger agreement offers further improved flexibility to WBD on debt refinancing transactions, representations and interim operating covenants.

•	Regulatory Termination Fee: To match the pending transaction, Paramount will increase its regulatory reverse termination fee from $5 billion to $5.8 billion.

•	Conditions: The offer is conditioned, among other things, on WBD continuing to own 100% of its Global Networks business. All other terms and conditions of the offer remain unchanged.

WBD’s Schedule 14D-9 filing omits any information about the financial analyses its board of directors relied upon in selecting the Netflix offer, despite such disclosures being customarily included. Accordingly, the filing omits any view as to the value of the Global Networks stub equity which Paramount values at $1 per share. Finally, Paramount notes that the Netflix offer includes a dollar-for-dollar adjustment to the proceeds to be received by WBD shareholders based upon net debt on the Streaming & Studios company, but there is no disclosure about how that calculation works either. WBD shareholders should have such information so that they can assess how the actual Netflix package compares to Paramount’s offer, particularly while WBD principals and advisors refer to a “risk adjusted” value for Paramount’s 100% cash offer and the $30 per share it presents to WBD shareholders. WBD’s disclosure likewise omits any detail about the nature and magnitude of that “risk adjustment.”

David Ellison, Chairman and CEO of Paramount, said: "Paramount has repeatedly demonstrated its commitment to acquiring WBD. Our $30 per share, fully financed all-cash offer was on December 4th, and continues to be, the superior option to maximize value for WBD shareholders. Because of our commitment to investment and growth, our acquisition will be superior for all WBD stakeholders, as a catalyst for greater content production, greater theatrical output, and more consumer choice. We expect the board of directors of WBD to take the necessary steps to secure this value-enhancing transaction and preserve and strengthen an iconic Hollywood treasure for the future.”

In connection with its enhanced offer, Paramount’s direct wholly owned subsidiary, Prince Sub Inc. (“Prince Sub”), is extending the expiration date of the tender offer to 5:00 p.m., New York City time, on January 21, 2026, unless further extended.

Equiniti Trust Company, LLC, as the depositary for the tender offer, has advised Prince Sub that, as of 6:00 p.m., New York City time, on December 19, 2025, 397,252 Shares had been validly tendered and not withdrawn from the tender offer.

The tender offer statement and related materials have been filed with the SEC. WBD shareholders who need additional copies of the tender offer statement and related materials or who have questions regarding the offer should contact Okapi Partners LLC, the information agent for the tender offer, toll-free at (844) 343-2621.

Paramount urges WBD shareholders to register their preference for Paramount’s superior offer with the WBD Board by tendering their shares today.

WBD shareholders and other interested parties can find additional information about Paramount's superior offer at www.StrongerHollywood.com.

About Paramount, a Skydance Corporation

Paramount, a Skydance Corporation is a leading, next-generation global media and entertainment company, comprised of three business segments: Filmed Entertainment, Direct-to-Consumer, and TV Media. Paramount’s portfolio unites legendary brands, including Paramount Pictures, Paramount Television, CBS – America’s most-watched broadcast network, CBS News, CBS Sports, Nickelodeon, MTV, BET, Comedy Central, Showtime, Paramount+, Paramount TV, and Skydance’s Animation, Film, Television, Interactive/Games, and Sports divisions. For more information, visit paramount.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains both historical and forward-looking statements, including statements related to Paramount’s future financial results and performance, potential achievements, anticipated reporting segments and industry changes and developments. All statements that are not statements of historical fact are, or may be deemed to be, “forward-looking statements”. Similarly, statements that describe Paramount’s objectives, plans or goals are or may be forward-looking statements. These forward-looking statements reflect Paramount’s current expectations concerning future results and events; generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “may,” “could,” “estimate” or other similar words or phrases; and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause Paramount’s actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: the outcome of the tender offer by Paramount and Prince Sub (the “Tender Offer”) to purchase for cash all of the outstanding Series A common stock of WBD or any discussions between Paramount and WBD with respect to a possible transaction (including, without limitation, by means of the Tender Offer, the “Potential Transaction”), including the possibility that the Tender Offer will not be successful, that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein; the conditions to the completion of the Potential Transaction or the previously announced transaction between WBD and Netflix, Inc. (“Netflix”) pursuant to the Agreement and Plan of Merger, dated December 4, 2025, among Netflix, Nightingale Sub, Inc., WBD and New Topco 25, Inc. (the “Proposed Netflix Transaction”), including the receipt of any required stockholder and regulatory approvals for either transaction; the proposed financing for the Potential Transaction; the indebtedness Paramount expects to incur in connection with the Potential Transaction and the total indebtedness of the combined company; the possibility that Paramount may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate the operations of WBD with those of Paramount, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the Potential Transaction; risks related to Paramount’s streaming business; the adverse impact on Paramount’s advertising revenues as a result of changes in consumer behavior, advertising market conditions and deficiencies in audience measurement; risks related to operating in highly competitive and dynamic industries, including cost increases; the unpredictable nature of consumer behavior, as well as evolving technologies and distribution models; risks related to Paramount’s decisions to make investments in new businesses, products, services and technologies, and the evolution of Paramount’s business strategy; the potential for loss of carriage or other reduction in, or the impact of negotiations for, the distribution of Paramount’s content; damage to Paramount’s reputation or brands; losses due to asset impairment charges for goodwill, intangible assets, FCC licenses and content; liabilities related to discontinued operations and former businesses; increasing scrutiny of, and evolving expectations for, sustainability initiatives; evolving business continuity, cybersecurity, privacy and data protection and similar risks; content infringement; domestic and global political, economic and regulatory factors affecting Paramount’s businesses generally, including tariffs and other changes in trade policies; the inability to hire or retain key employees or secure creative talent; disruptions to Paramount’s operations as a result of labor disputes; the risks and costs associated with the integration of, and Paramount’s ability to integrate, the businesses of Paramount Global and Skydance Media, LLC successfully and to achieve anticipated synergies; volatility in the prices of Paramount’s Class B Common Stock; potential conflicts of interest arising from Paramount’s ownership structure with a controlling stockholder; and other factors described in Paramount’s news releases and filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Paramount’s most recent Annual Report on Form 10-K and Paramount’s reports on Form 10-Q and Form 8-K. There may be additional risks, uncertainties and factors that Paramount does not currently view as material or that are not necessarily known. The forward-looking statements included in this communication are made only as of the date hereof, and Paramount does not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Additional Information

This communication does not constitute an offer to buy or a solicitation of an offer to sell securities. This communication relates to a proposal that Paramount has made for an acquisition of WBD and the Tender Offer that Paramount, through Prince Sub, its wholly owned subsidiary, has made to WBD stockholders. The Tender Offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, the letter of transmittal and other related offer documents), filed with the SEC on December 8, 2025. These materials, as may be amended from time to time, contain important information, including the terms and conditions of the offer. Subject to future developments, Paramount (and, if a negotiated transaction is agreed, WBD) may file additional documents with the SEC. This communication is not a substitute for any proxy statement, tender offer statement, or other document Paramount and/or WBD may file with the SEC in connection with the proposed transaction.

Investors and security holders of WBD are urged to read the tender offer statement(s) (including the offer to purchase, the letter of transmittal and other related offer documents), and any other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of WBD. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Paramount through the website maintained by the SEC at http://www.sec.gov.

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Paramount and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies against the Proposed Netflix Transaction. You can find information about Paramount’s executive officers and directors in Paramount’s Current Reports on Form 8-K filed with the SEC on August 7, 2025, and September 16, 2025, and Paramount’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2025. Additional information regarding the interests of such potential participants will be included in one or more proxy statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website at http://www.sec.gov.

Media Contacts:

Paramount

Melissa Zukerman / Laura Watson

msz@paramount.com / Laura.watson@paramount.com

Brunswick Group

ParamountSkydance@brunswickgroup.com

Gagnier Communications

Dan Gagnier

dg@gagnierfc.com

Investor Contacts:

Paramount

Kevin Creighton

Kevin.creighton@paramount.com

Okapi Partners

(212) 297-0720

Toll-Free: (844) 343-2621

info@okapipartners.com